INDEPENDENT AUDITORS REPORT
To the Shareholders and Board of Trustees of
	New England Zenith Fund:
In planning and performing our audit of the financial statements of New England Zenith Fund the Fund including the Back Bay Advisors Bond Income Series, Capital Growth Series, Back Bay Advisors Money Market Series, Westpeak Stock Index Series, Back Bay Advisors Managed Series, Goldman Sachs Midcap Value Series formerly the Loomis Sayles Avanti Growth Series, Westpeak Growth and Income Series, Loomis Sayles Small Cap Series, Loomis Sayles Balanced Series, Morgan Stanley International Magnum Equity Series, Salomon Brothers U.S. Government Series, Salomon Brothers Strategic Bond Opportunities Series, Davis Venture Value Series, and Alger Equity Growth Series for the year ended December 31, 1998 on which we have issued our report dated February 5, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds internal control. The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition. Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.


Our consideration of the Funds internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements, errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.
This report is intended solely for the information and use of management, the Board of Trustees of New England Zenith Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
Deloitte and Touche LLP
February 5, 1999